
                                         THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                              Exhibit 11
                                                 COMPUTATION OF EARNINGS PER SHARE
                                               (in thousands, except per share data)

                                                              Thirteen weeks ended                     Twenty-six weeks ended
                                                        ----------------------------------       ---------------------------------
                                                        August 3, 1996     July 29, 1995        August 3, 1996       July 29, 1995
                                                        --------------      --------------       -------------       -------------
     Net Earnings.....................................        $30,235              $25,234            $50,351             $41,438

     Adjustment for interest on $86,250,000, 4%
       convertible subordinated notes, net of income
       tax effect.....................................            542                  540              1,084               1,079
                                                         -------------      --------------       -------------        ------------
(a)  Adjusted Net Earnings............................        $30,777              $25,774            $51,435             $42,517
                                                         =============      ==============       =============        ============

     Average number of common shares outstanding
       during the period..............................         60,131               59,414             60,024              59,357

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes                        2,104                2,104              2,104               2,104

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............            929                  952                927               1,073
                                                         -------------       -------------        ------------        ------------
(b)  Average number of common shares assumed
       outstanding during the period..................         63,164               62,470             63,055              62,534
                                                         =============       =============        ============        ============

     Net Earnings (a/b)...............................        $   .49              $   .41            $   .82             $   .68
                                                          ============       =============         ===========        ============


(1) The number of common shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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